MOQUIST THORVILSON
KAUFMANN LLC
CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

August 13, 2013

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 13, 2013, to be filed by our former client, Vertical Health Solutions, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Moquist Thorvilson Kaufmann LLC

MOQUIST THORVILSON KAUFMANN LLC

7650 Edinborough Way, Suite 225 · Edina, Minnesota 55435 · *Phone* 952-854-5700 · *Fax* 952-854-1163
www.mtkcpa.com